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                                                                    EXHIBIT 99.4

      Provided solely for purposes of Regulation FD

RISKS RELATED TO OUR BUSINESS

      Our business is subject to extensive governmental legislation and regulation. Applicable legislation and regulations and changes to them could adversely affect our business. We operate in a heavily regulated industry, and most of our revenues come from the provision of services regulated by the Federal Communications Commission, or FCC, and the Regulatory Commission of Alaska, or RCA. Laws and regulations applicable to us and our competitors may be, and have been, challenged in the courts, and could be changed by legislative initiative or regulatory agencies at any time. We cannot predict the impact of future developments or changes to the regulatory environment or the impact such developments or changes would have on us.

      There are a number of FCC policies under review that could have a significant impact on us. For example, many of the FCC's policies with regard to the provisioning of UNEs and other LEC interconnection rules are in the process of being clarified or revised. These policies include clarification of our obligation to provide UNEs and new rules for the prices we receive for the UNEs. Changes to intercarrier compensation that could impact our access revenues are also possible. The FCC is also looking at universal service fund contribution and disbursement policies that could impact the amount and timing of our receipt of universal service funds. Changes in FCC policies may increase our obligations and/or reduce our revenue. Further, most FCC telecommunications decisions, such as the Triennial Review order announced in February and yet to be issued, are subject to substantial delay and judicial review. These delays and related litigation create risk associated with uncertainty over the final direction of federal policies.

      The federal regulatory environment in which we operate may undergo a significant change in the near future. On February 20, 2003, the FCC, in its Triennial Review proceeding, issued a press release describing its findings and a framework concerning the obligations of incumbent local exchange carriers, or ILECs, such as our wireline subsidiaries, to make available network elements on an unbundled and subsidized basis. The FCC framework may eliminate some unbundling requirements for new broadband facilities. In addition, the FCC framework may require state commissions to initiate proceedings to determine specific unbundling obligations (e.g., switching, UNE-P, and unbundled transport) of ILECs, such as our wireline subsidiaries. The resulting rules will replace the FCC's previous unbundling rules, which have been overturned by the U.S. Court of Appeals for the District of Columbia. The FCC did not release a text of its decision prior to the filing of this offering memorandum, and public information about the FCC's ruling is somewhat limited. Due to the lack of detailed information about the new rules in the FCC's press release, we cannot analyze or quantify the effects of this decision until we review the text of the decision; however, the new unbundling rules will most likely create an even more uncertain and more complex regulatory environment for our wireline subsidiaries, possibly resulting in further reductions in revenues, capital expenditures, and employment levels. The Triennial Review decision is expected to be effective 30 days after official publication and likely will be appealed by various parties.

      In addition, the direction of state regulatory policy under the RCA remains unclear. The RCA was formed in 1999 and is subject to periodic reauthorization. The RCA's ability to implement improved regulatory policies and practices was called into question by the Alaska legislature during the RCA's most recent reauthorization proceedings in 2003. While the RCA ultimately received reauthorization through 2007, the legislature did provide guidance on certain telecommunications policies, and it continues to scrutinize the regulatory process. Further, three of the five commissioners of the RCA have been appointed within the last six months. Given the large number of proceedings currently before the RCA, including those addressing various aspects of local exchange competition, market structure, bundling, access charges, retail rates, and UNE rates, the continuing debate over regulatory policy and the recent seating of a majority of new commissioners creates uncertainty regarding the timing and direction of state regulatory policies. As the incumbent LEC in our service areas, we are subject to legislation and regulation that is not applicable to our competitors. Existing federal and state rules impose obligations and limitations on us, as the incumbent LEC, that are not imposed on our competitors. Federal obligations to share facilities, justify tariffs, maintain certain types of accounts and file certain types of reports are all examples of disparate regulation. Similarly, state regulators impose limitations on bundling, require structural separations between affiliated entities, and impose accounting and reporting requirements and service obligations on us that do not exist for our competitors. In addition, state regulators have imposed greater tariffing standards and obligations on us than our competitors and have required us to operate our business segments separately and have prohibited our LECs from promoting our long distance services more favorably than our competitors. As our business becomes increasingly competitive, the continued regulatory disparity could impede our ability to compete in the marketplace, which could have a material adverse effect on our business. A reduction by the RCA or the FCC of the rates we charge our customers would reduce our revenues and earnings. The rates we charge our local telephone customers are based, in part, on a rate of return authorized by the RCA on capital invested in our LECs' networks. These authorized rates, as well as allowable investment and expenses, are subject to review and change by the RCA at any time. If the RCA orders us to reduce our rates, both our revenues and our earnings will be reduced.

      As a condition to granting its approval of our 1999 acquisitions of the Alaska properties of Century Telephone Enterprises, Inc., or CenturyTel, and the Anchorage Telephone Utility, or ATU, the Alaska Public Utilities Commission, or APUC, the predecessor of the
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RCA, required that we file, by June 30, 2001, revenue-requirement, cost-of-service and rate-design studies that showed our earnings levels for the year ended December 31, 2000. The revenue-requirement phase has now been completed for our three rural LECs. ACS of Alaska, Inc., or ACSAK, was found to be underearning, while ACS of Fairbanks, Inc., or ACSF, and ACS of Northland, Inc., or ACSN (covering the most rural communities), were found to be overearning. ACS of Anchorage, Inc., or ACSA, our non-rural LEC, was found to be underearning, but due to our claim that the amount of the underearning deficiency was too small, the RCA held a rehearing and a final order has yet to be issued. Generally, overearnings lead to reduced rates while underearnings result in increased rates, but there are a number of factors that influence the results, including changes in demand, competitive pressures, and alternative recovery mechanisms. In addition, the current rates in Anchorage are interim and refundable, and there is some risk that we may be ordered to refund a portion of the rates collected since November 24, 2001.

      Until a final order is issued, we cannot assure you that the rates that result from this process will increase or even remain at their current levels. While we expect that final rates will be implemented for the three rural LECs in the first half of 2004 and for Anchorage in the second half of 2004, there can be no assurance that our rates will be implemented on this schedule or at the anticipated rates. In addition, the requirement to disclose proposed tariffs six to 12 months before they go into effect will enable our competitors to implement competitive responses before we are able to implement new rates, diminishing our ability to compete in the marketplace. State regulators may rebalance our planned rates or set new rates closer to costs, and refuse to keep sensitive business information confidential continuing our competitive disadvantage in the marketplace. Our local exchange service competitors may also gain a competitive advantage as a result of the state regulators permitting our competitors to intervene in rate-setting proceedings.

      FCC regulations also affect rates that are charged to customers. The FCC approves tariffs for interstate special access circuits and subscriber line charges, both of which are components of our network service revenue. The FCC currently is considering proposals to reduce interstate access charges for carriers like us, and may require us to recover the foregone revenue from our end-users. If the FCC lowers interstate access charges, we may be required to recover more revenue through subscriber line charges or forego this revenue altogether. This could reduce our revenue or impair our competitive position. Loss of the exemption from certain forms of competition granted to our rural LECs under the 1996 Act exposes us to increased competition. Historically, our rural LECs (which do not include Anchorage) operated under a statutory exemption under which they were not required to offer UNEs and wholesale discounted resale services to competitors. On June 30, 1999, the APUC issued an order revoking these rural exemptions. In July 1999 we sought reconsideration of this order from the RCA, and on October 11, 1999, the RCA issued an order sustaining the APUC decision. This decision has been appealed to the Alaska Supreme Court, where it has been fully briefed and argued and the parties are awaiting a decision.

      Due to the loss of the regulatory exemptions for our rural LECs, and while the appeal is pending, these LECs are obligated to offer UNEs and wholesale discounted resale services to competitors, including General Communication, Inc., or GCI. Absent a reinstatement of the statutory exemption, our rural LECs will continue to face local exchange service competition, further reducing revenues and returns. If the rural exemption is reinstated, new proceedings may seek to terminate the exemption on alternative grounds, or the decision may be subject to a judicial stay.

      GCI currently has interconnection agreements with all of our rural LECs (as well as with our Anchorage LEC). The rates, terms, and conditions of these rural interconnection agreements were arbitrated in the summer of 2000, and the RCA confirmed the arbitrator's decision by an order issued October 5, 2000. The existing agreements are scheduled to expire October 5, 2003, and we are seeking to complete arbitration of new agreements for the rural LECs before the end of the calendar year. In addition, so long as the rural exemptions are terminated, other carriers are entitled to obtain interconnection agreements with us. If we continue to be unable to charge rates that fairly compensate us for providing UNEs or wholesale discounted resale services, our financial and operating results could be adversely affected. The telecommunications industry is extremely competitive, and we may have difficulty competing effectively. The telecommunications industry is extremely competitive. Competition in the markets in which we operate could:

      -     reduce our customer base;

      -     require us to lower rates and other prices in order to compete;

      - increase marketing expenditures and the use of discounting and promotional campaigns that would adversely affect our margins; or

      -     otherwise lead to reduced revenues, margins, and returns.

   LOCAL. As the ILEC, we face stiff competition mainly from resellers, local providers who lease UNEs from us, and, to a lesser degree, from facilities-based providers of local telephone services. Six years ago the two largest long distance carriers in Alaska began providing competitive local telephone services in Anchorage through UNE interconnection with our facilities and resale of our services. Interconnection agreements have since been executed with several other competitors, and an agreement is pending with another competitor. As a result, since 1996, when the market was opened to competition, through June 2003, we have lost approximately 50% of our retail
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local telephone access lines in Anchorage. Our competitors may, in the future, bypass or remove these customers from our network completely, which would eliminate revenue from those lines altogether.

      In addition to losing additional customers to our existing competitors, we may also lose customers to new competitors. Market entry by new competitors is encouraged by the FCC's pick-and-choose rule, which allows any new competitor in a market to pick and choose any portion of or all of an existing interconnection agreement for itself. This obviates the need for a lengthy and often costly negotiation or arbitration for a new interconnection agreement, thereby easing entry into such a market for a new competitor. Also, the opportunity for competitors to receive portable USF encourages entry where it would otherwise not be economically feasible.

      As noted above, our rural LECs had been exempt from having to lease their facilities or to resell their services on a wholesale basis to competitors seeking interconnection. However, Alaska's regulatory commission terminated these exemptions four years ago. We have since had to provide UNEs and wholesale resale services to competitors in our rural areas. As of June 2003, we have lost approximately 25% of our retail-access lines in Fairbanks and 20% of such lines in Juneau. In addition, one competitor has signed an interconnection agreement to provide services in an area covering ten small communities. See "Loss of the exemption from certain forms of competition granted to our rural LECs under the 1996 Act exposes us to increased competition."

      Interconnection duties are governed by telecommunications rules and regulations related to the UNEs that must be provided. These rules and regulations remain subject to ongoing modifications. See "Our business is subject to extensive governmental legislation and regulation. Applicable legislation and regulations and changes to them could adversely affect our business." In addition, while cellular wireless services have historically complemented traditional local exchange services, existing and emerging wireless technologies are increasingly competitive with local exchange services in some or all of our service areas. Finally, GCI has announced plans to deploy cable telephony by the end of this calendar year and migrate its UNE customers off of our network and onto its cable system. Such a migration would result in a reduction of revenue as GCI would no longer be leasing our facilities to serve those customers, which could have a material impact on our results of operations.

   WIRELESS. With respect to our wireless services, we currently compete with at least one other wireless provider in each of our major service areas. Some of our competitors are formidable and may have financial and technical resources greater than ours.

   INTERNET. In the highly competitive Internet access services business, we expect that competition will intensify in the future due to the absence of significant barriers to entry. We currently compete with a number of established online services companies, interexchange carriers and cable companies, including GCI. Competition is particularly intense for broadband services. For instance, the number of cable modems deployed by GCI is approximately three times the number of DSL modems deployed by us.

   LONG DISTANCE. In long distance, we face competition from AT&T Alascom and GCI, the two major long distance providers in Alaska, and we believe we currently have less than 10% of total long distance customer lines in Alaska.

      In seeking to compete in these businesses, we may be subject to regulatory restrictions, such as those pertaining to bundled service offerings, structural separation, competitive neutrality or use of customer information, which will increase our difficulty in competing effectively. In addition, the terms and conditions under which we are obligated to lease our facilities and provide services at prices set by the state regulator also impair our ability to compete effectively. At this time, we are required by the RCA to lease UNEs to competitors at a price that is less than it costs us to construct and maintain these lines (even in light of our receipt of universal service payments). This requirement aids companies to enter the telecommunications markets served by our LECs and provides these companies with a competitive pricing advantage. Revenues from access charges may be reduced or lost. We received 29.4% of our 2002 pro forma operating revenues from access charges paid by interstate and intrastate interexchange carriers and end users for the use of our network to connect the customer premises to the interexchange network. The amount of revenue that we receive from access charges is calculated in accordance with requirements set by the FCC and the RCA. Any change in these requirements may reduce our revenues and earnings.

      Under the regulatory rules that exist today, we receive access revenue related to the calls made by all of our retail customers as well as our competitors' customers that are served via wholesale resale service. Access revenue related to our competitors' retail customers that are served by UNEs or by the competitors' own facilities flows to our competitors. To the extent competitors shift the form in which they provide service away from wholesale resale to UNEs or their own facilities, our access revenue will be reduced.

      There is currently a national debate regarding the appropriate mechanisms for intercarrier compensation, and some parties to that debate have suggested terminating all interstate access charge payments. If such a proposal is adopted, it could have a material impact on the company's revenue and earnings. The same is true for any changes to the current methodology for setting intrastate access charges.

      In addition, both GCI and AT&T alleged that we collected excess interstate access revenue during the years 1997 through 2000. While those claims have been resolved, we cannot assure you that claims for excess charges in subsequent years will not be made, nor that we will be able to defeat all such claims. A reduction in the universal service support currently received by some of our subsidiaries would
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reduce our revenues and earnings. We received 5.6% of our 2002 pro forma operating revenues from the USF, which was established under the direction of the FCC to compensate carriers for the high cost of providing universal telecommunications services in rural, insular, and high-cost areas. If the support received from the USF are materially reduced or discontinued, some of our rural LECs might not be able to operate profitably. Also, because we provide interstate and international services, we are required to contribute to the USF a percentage of our revenue earned from such interstate and international services. Although our rural LECs receive support from the USF, we cannot be certain of how, in the future, our contributions to the USF will compare to the support we receive from the USF.

      Various reform proceedings are underway at the FCC to change the method of calculating the amount of contributions paid into the USF by all carriers and the amount of contributions or support rural carriers like ACSF, ACSAK and ACSN receive from the USF, as well as the amount of support received by our competitors. We cannot predict at this time the effect that any change in the method of calculating support may have on our business. We can not predict at this time whether or when the effect that any change in the method of calculating support may have on our business.

      The RCA has granted Eligible Telecommunications Carrier, or ETC, status to GCI in Fairbanks and Juneau. Under current FCC rules, this entitles GCI to the same amount of per line USF support that we would have received regardless of GCI's costs. To the extent that the competitive ETC has lower costs than the incumbent, but receives the same amount of financial support, the competitor gains a competitive cost advantage over the incumbent. For example, on average, our cost of providing a local loop in Fairbanks is approximately $30 per line per month but GCI has the right to lease this facility from us for approximately $19 per line per month. Consequently, if GCI serves a customer via UNEs, it receives USF support based on a high cost $30 loop, creating a windfall gain for GCI because its loop costs are much lower. While these issues are part of the national debate on the future of USF, it is impossible to say when, if ever, these trends will change.

      There is a trend toward granting ETC status to wireless carriers. Following a petition for ETC status by Alaska Digitel, or Digitel, ACS Wireless, Inc., or ACSW, and Dobson Cellular Systems, Inc., or Dobson, have also petitioned for ETC status. Further, Dobson has asked the RCA to redefine our rural service areas to permit Dobson to receive support on a wire center basis, but without having to serve the entire area that we are currently required to serve. It is impossible to say whether any of these petitions will be granted or even when a decision will be rendered. Granting our ACSW petition will generate additional revenue for us while granting the Dobson and/or Digitel petitions will generate increased competition. Granting Digitel or Dobson's request to redefine service areas could have a material impact on our revenues and earnings. We may not be able to offer long distance and Internet services on a profitable basis. Our long distance operations have historically been modest in relation to the long distance businesses of our competitors and have generated operating losses of $2.0 million in 2001 and $1.6 million in 2002. We have expanded our long distance operations substantially and changed the way in which we offer those services by packaging them with complementary services. Our Internet operations generated operating losses of $9.6 million in 2001 and $21.6 million in 2002. We have also deployed new technology capable of providing advanced Internet services over a converged network. There is, however, no assurance that our operating losses from long distance and Internet services will not increase in the future, even after taking account of any additional revenue from complementary or advanced services.

      Prior to 1999 we offered long distance services only in the Anchorage area, and those services were provided on a "reseller" basis as we relied on other carriers to provide the service. In 1999, we acquired ownership of long distance fiber optic transmission capacity connecting Juneau, Fairbanks, and Seattle with Anchorage and, where possible, we have transferred our long distance traffic to our own network. We also have an agreement that enables us to purchase additional fiber optic capacity in future years from Neptune Communications, L.L.C., or Neptune, the expenditures for which are expected to be significant and may exceed $25 million over the next four years. While we have an agreement with Neptune, certain material terms of the agreement remain subject to continued negotiation. As part of the agreement, we made a loan to Neptune Communications in the amount of $15 million. The loan is in two parts. One part is for $7.5 million and bears interest at the applicable federal rate, which was 4.84% at June 30, 2003, and matures on July 2022. In connection with this part of the loan, Neptune has granted us an option to purchase certain of its network assets no later than January 2, 2006 at a price equal to the then outstanding loan balance. The other part of the loan is for $7.5 million and bears interest at 8% and matures on July 15, 2006. We are currently negotiating the open elements of our agreement with Neptune, including with respect to the structure and terms of the loans, and renegotiating other terms and conditions of our agreement, and it is impossible to determine the ultimate outcome of these negotiations at this time. We describe the Neptune agreement in more detail under "Management's discussion and analysis of financial condition and results of operations - Liquidity and capital resources." Regardless of whether we are successful in the negotiations with Neptune, we cannot assure you that we will successfully resolve any open issues nor can we assure you of the consequences of our inability to resolve any open issues. In addition, even if we are able to resolve the issues, we cannot assure you that we will generate sufficient revenue from these future acquisitions of fiber optic capacity to provide satisfactory returns on our investment.

      We expect to continue to enter into resale agreements for a portion of our long distance services. In connection with these agreements, we must estimate future demand for our long distance service. If we overestimate this demand, we may be forced to pay for services we do not need, and if we underestimate this demand, we may need to lease additional capacity on a short-term basis at unfavorable prices, assuming additional capacity is available. If additional capacity is not available, we will not be able to meet this demand. For example, we have recently invested in a Multi-Protocol Label Switching over Asynchronous Transfer Mode, or MPLS/ATM, network for approximately $20 million. The service we provide over our MPLS/ATM network currently is not subject to regulation as a
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telecommunications service. If the FCC or RCA determines to subject this type of service to increased regulation, it could materially increase our costs and/or reduce our revenues. To date, we have not added sufficient customers to our MPLS/ATM network to generate enough revenues to operate it profitably. If we are unable to increase our customer base in the MPLS/ATM network, we may not recover our investment in the network. If we do not adapt to technological changes in the telecommunications industry, we could lose customers or market share. The telecommunications industry will continue to experience rapid changes in technology. Our success may depend on our ability to adapt to changes in the industry. Our failure to adopt a new technology, or our choice of one technological innovation over another, may have an adverse impact on our ability to compete or meet the demands of our customers. Technological change could, among other things, reduce the capital required by a competitor to provide local service in our service areas. We may not be able to recover the costs of deploying a new wireless network. ACS Wireless, Inc. is currently commencing the deployment of a new CDMA 1xRTT network. Substantial costs are involved in the hardware and software necessary to implement this new network. There may also be substantial costs related to the business process changes, such as new billing and customer service arrangements, needed to provide service over this network and the business of migrating existing customers from the existing TDMA network to the next generation CDMA network. Customers may not immediately receive the full benefits of the next generation CDMA network's enhanced capabilities as the network deployment is expected to occur in stages over time. If we are not able to successfully deploy the technology we may lose customers to other carriers.
In addition, there is no assurance that our next generation CDMA network will work as expected. The size of the Alaska market being served by this new network is also small and we cannot assure you that we will fully recover all costs related to this network within a reasonable period of time or at all. The successful operation and growth of our businesses are dependent on economic conditions in Alaska. Substantially all of our customers and operations are located in Alaska. Because of our geographical concentration, the successful operation and growth of our businesses is dependent on economic conditions in Alaska. The Alaskan economy, in turn, is dependent upon many factors, including:

      - the strength of the natural resources industries, particularly oil production;

      -     the strength of the Alaskan tourism industry;

      -     the level of government and military spending; and

      -     continued growth in services industries.

      The customer base for telecommunications services in Alaska is small and geographically concentrated. The population of Alaska is approximately 640,000, over 60% of whom live in Anchorage, Juneau, and Fairbanks. We may not be able to meet all of our commitments related to our agreement to provide services to the State of Alaska. In December 2001, we entered into a contract with the State of Alaska that became effective on April 1, 2002 to provide comprehensive telecommunications services for a period of five years. This contract, which is a complex and multi-faceted agreement, obligates us, among other things, to deploy and manage advanced and innovative technologies through new and previously untested business practices. We believe the capital investment to perform our obligations under the contract will be substantial over the term of the agreement. We have expended approximately $14 million through June 30, 2003, and while we cannot estimate the total additional capital expenditures with precision, under the current terms of the contract, those additional capital expenditures could be between one and three times the amount that we have already expended. This total capital investment could exceed our original expectations of capital obligations under the contract. We expect to fund any future capital expenditures related to the contract with cash on hand and cash flows from operations.

      The contract contains specific completion dates for certain implementation aspects by as early as April 1, 2003, as well as specific ongoing service level agreements. Both parties to the contract have alleged breaches and failures to perform by the other party. The parties are, however, engaged in dispute resolution processes and are seeking to renegotiate certain provisions of the contract, including the aforementioned specific completion dates and service level agreements. We are unable to determine the outcome of the dispute resolution processes and contract renegotiations at this time, and we cannot give you any assurance that the renegotiated terms, if any, will permit us to perform profitably under the agreement. We have incurred operating losses under the contract for the twelve months ended June 30, 2003. If our renegotiation efforts are unsuccessful, we may be subject to certain penalties and/or damages, which could amount to as much as $325,000 a month. In addition, if the parties are unable to negotiate solutions to the many issues in dispute, the contract may be terminated. If termination occurs, the parties would be obliged to follow the disentanglement procedures set forth in the agreement and incur any costs associated with such disentanglement. In addition, if we are ultimately found to have breached the contract, we could be liable for damages to the State of Alaska, which damages amount is not estimable at this time, but could be significant and could have a material adverse effect on us.

WE DEPEND ON KEY MEMBERS OF OUR SENIOR MANAGEMENT TEAM.

      Our success depends largely on the skills, experience and performance of key members of our senior management team. If we were to lose one or more of these key employees our ability to successfully implement our business plan could be materially adversely affected. We do not maintain any "key person" insurance on any of our personnel.

      The employment agreement for our chairman and chief executive officer, Charles Robinson, age 69, is scheduled to expire on December 31, 2003. There is currently no agreement to extend it nor has any replacement for Mr. Robinson been identified. Also, in connection with our recent disposition of a controlling interest in our Directories Business, our then president and chief operating officer, Wesley E. Carson, departed to run the Directories Business. In the event that Mr. Robinson's agreement is not extended or a new agreement entered into, and replacements for him and/or Mr. Carson have not been identified, our ability to implement our business plan may be materially adversely affected.

YOUR INTERESTS AS HOLDERS OF THE NOTES MAY CONFLICT WITH THE INTERESTS OF OUR CONTROLLING STOCKHOLDER.

      Fox Paine beneficially owns 65.5% of the outstanding shares of our voting capital stock. As a result, Fox Paine has control over the outcome of matters requiring stockholder approval, including:

      - the power to elect all of our directors and the directors of our subsidiaries;

      -     amend our charter or by-laws; and

      - adopt or prevent mergers, consolidations or the sale of all or substantially all of our assets or our subsidiaries' assets.

      Fox Paine also will be able to prevent or cause a change of control relating to us, which may delay or prevent a change in control of us or cause a change in control, which could trigger a default under our outstanding indebtedness.

      Fox Paine may in the future make significant investments in other telecommunications companies. Some of these companies may compete with us. Fox Paine and its affiliates are not obligated to advise us of any investment or business opportunities of which they are aware, and they are not restricted or prohibited from competing with us.

WE ARE DEPENDENT UPON OUR SUBSIDIARIES TO MAKE PAYMENTS ON OUR DISCOUNT DEBENTURES.

      We are a holding company whose only material asset is our capital stock. We are not expected to undertake any business activities, other than in connection with:

      -     our ownership of our capital stock;

      - the performance of our obligations as a guarantor of the new bank credit facilities, the notes offered hereby and the senior subordinated notes; and

      - the issuance of our discount debentures and warrants to purchase our capital stock.

      As a result, we are dependent upon dividends from our subsidiaries for the funds necessary to satisfy our obligations, including payment of principal of our discount debentures if our maturity is accelerated (unless they could be refinanced) and, after May 15, 2004, payment of interest on our discount debentures. We would also be dependent upon dividends from our subsidiaries for the funds needed to purchase any discount debentures tendered upon an offer to purchase following a "change of control" (as defined in the indenture governing the discount debentures) or certain sales of assets.

      We cannot assure you that our subsidiaries will have adequate funds to pay dividends to us to allow us to satisfy our obligations under our discount debentures. In addition, the indenture governing the notes, the senior subordinated notes, and the new bank credit facilities will restrict our subsidiaries' ability to pay dividends (and make other distributions) to us. Consequently, our subsidiaries may not be permitted to pay dividends (or make other distributions) to us in amounts sufficient to allow us to satisfy our obligations under our discount debentures. If we do not receive dividends from our subsidiaries that are sufficient for us to satisfy our obligations under our discount debentures, then, unless we can refinance those obligations, a default under the indenture governing the discount debentures could occur and payment of all amounts outstanding under the discount debentures would be accelerated. In addition, a default under the indenture governing the discount debentures would result in a default under the new bank credit facilities, and as a result, the indentures governing the notes offered hereby and the senior subordinated notes.

WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO SUCCESSFULLY INTEGRATE ANY ACQUISITIONS WE MAY MAKE IN THE FUTURE.

      As part of our business strategy, we continually explore, investigate, and pursue acquisitions. However, any future acquisitions we make may involve some or all of the following risks:

      -     diversion of management attention from operating matters;
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      -     inability to retain key personnel of the acquired business or maintain relationships with its customers;

      - inability successfully to integrate acquired businesses with our existing businesses, including information-technology systems; and

      - difficulty in maintaining uniform standards, controls, procedures, and policies.